Exhibit 99.1
Contact:
Brainerd Communicators, Inc.
Jeff Majtyka/Brad Edwards (Investors)
Jenna Focarino (Media)
(212) 986-6667

Clark Holdings Inc. Appoints Gregory Burns as President and
Chief Executive Officer

Tim Teagan to Remain as President and Chief Executive Officer of Clark Group, Inc.

New York, NY, August 29, 2008 - Clark Holdings Inc. (AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced the appointment of Gregory Burns as President and Chief Executive Officer. Timothy Teagan remains President and Chief Executive Officer of Clark Holdings’ sole operating company, Clark Group, Inc., a position he held prior to Global Logistics Acquisition Corporation’s acquisition of Clark Group, Inc. in February of 2008.

“Clark is a first class transportation and logistics company with an efficient non-asset based business model, strong market presence and a tenured management team,” stated Mr. Burns. “I am excited to work with Tim Teagan and the rest of the Clark Group management team to build upon the Company’s outstanding platform. Our holding company structure, combined with our strong balance sheet, provides significant flexibility to consummate additional acquisitions and engage in other initiatives to enhance shareholder value.”

Mr. Burns has been a member of the Board of Directors of Clark Holdings as well as serving as Director of Business Development since February 2008. He has worked with companies in the transportation and logistics sector and related industries for over 15 years including as president of Blue Line Advisors, Inc., a strategic consulting firm servicing companies in the transportation and logistics sector and separately as a transportation industry analyst at several large investment banking firms.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.